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                                                                    EXHIBIT 99.4



[JDS UNIPHASE LOGO]                                                   [SDL LOGO]

                JDS UNIPHASE AND SDL AGREE TO $41 BILLION MERGER

NEPEAN, ONTARIO AND SAN JOSE, CALIFORNIA, JULY 10, 2000 -- JDS Uniphase Corporation (NASDAQ: JDSU; TSE: JDU) and SDL, Inc. (NASDAQ: SDLI) announced today their definitive agreement to merge in a transaction valued at approximately $41 billion based on July 7, 2000 closing stock prices.

        The merger agreement provides for the exchange of 3.8 shares of JDS Uniphase common stock for each common share of SDL. Completion of the transaction is subject to customary closing conditions, including the approval of stockholders' of both companies and regulatory approvals. Following completion of the transaction, SDL will operate as a wholly-owned subsidiary of JDS Uniphase.

        The growth of the Internet has created rapidly accelerating demand for bandwidth that is driving the build-out of significantly increased telecommunication network capacity and flexibility. Telecommunications system providers are developing those network systems based upon optical technologies that require advanced components and modules with increasing levels of integration and complexity.

        The merger of JDS Uniphase and SDL is expected to facilitate the creation and deployment of high-capacity, flexible optical networks by accelerating the delivery of advanced products and basic building blocks of optical networks. These include optical amplifiers, lossless optical switches, integrated optical modules and other innovative solutions. The strong technology platforms from both companies encompass high-speed electronics, different forms of modulation, advanced multiplexing, enhanced active technologies, and a broad passive portfolio intended to make these products a reality.

        Jozef Straus, JDS Uniphase Co-Chairman and CEO commented, "I am thrilled and excited about this merger and to have the opportunity to work closely together with Don Scifres and his team. JDS Uniphase and SDL share a common vision to provide customers with the most innovative and technologically advanced products that enhance their ability to deliver next-generation optical systems."

        Don Scifres, SDL Chairman, President and CEO added, "This combination brings together world class technical and manufacturing teams that promise to deliver best-in-class products at increased volumes for today's systems while developing solutions for tomorrow. We also expect to enable the migration from today's hybrid integration and module level products to tomorrow's truly integrated system on a chip."



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        SDL has approximately 1,700 employees and reported sales of $72 million in its first quarter ended March 31, 2000. JDS Uniphase has over 17,000 employees and reported sales of $395 million in its fiscal third quarter ended March 31, 2000. E-TEK Dynamics, acquired by JDS Uniphase on June 30, 2000, separately reported sales of $91 million in its third fiscal quarter ended April 1, 2000.

        JDS Uniphase was advised in this transaction by Banc of America Securities and CIBC World Markets. SDL was advised by Thomas Weisel Partners LLC.

        JDS Uniphase and SDL will be hosting a conference call today, Monday, July 10, 2000 at 8:00 AM EDT, to discuss the merger. The call will be webcast at www.jdsunph.com. Alternatively, the dial-in numbers are:

        (800) 230-1092 - or - (612) 288-0318
        The replay numbers for the conference call are:
        (800) 475-6701, access code: 528284

        - or -

        (320) 365-3844, access code: 528284
        Please dial-in at least 10 minutes before the start of the call.

        About SDL

        SDL's products power the transmission of data, voice, video and Internet information over fiber optic networks to meet the needs of telecommunications, cable television and satellite communications applications. They enable customers to meet the bandwidth needs of increasing Internet, data, video and voice traffic by expanding their fiber optic communications networks much more quickly and efficiently than would be possible using conventional electronic and optical technologies. SDL's optical products also serve a variety of non-communications applications, including materials processing and printing. Additional information about SDL, Inc. is available on the Internet at www.sdli.com.

        About JDS Uniphase

        JDS Uniphase, headquartered in San Jose, Calif., and Nepean, Ontario, is a high technology company that designs, develops, manufactures and distributes a comprehensive range of products for the growing fiberoptic communications market. These products are deployed by system manufacturers worldwide to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto



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        Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsunph.com.

        The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as "goals", "believes", "promises", "intends", and "expects" and similar words. Such forward-looking statements include, but are not limited to, statements regarding the likelihood and timing of the closing, the expected benefits of the merger, the ability of the combined company to successfully develop and supply products after the merger, and the future growth of the markets served by the companies. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected for both companies. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, factors discussed from time to time in reports filed by JDS Uniphase Corporation and SDL, Inc. with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and JDS Uniphase Corporation and SDL, Inc. do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

                                     # # #

For additional information, please contact:
Anthony R. Muller, EVP and CFO JDS Uniphase, (408) 434-1800
Mike Foster, VP Finance and CFO SDL, (408) 943-9411

You are urged to read the proxy statement/prospectus to be included in JDS Uniphase Corporation's Registration Statement on Form S-4 in connection with the transaction to be filed with the SEC when it is available because the proxy statement/prospectus and the Registration Statement on Form S-4 will contain important information. You can get copies of the proxy statement/prospectus and the Registration Statement on Form S-4, and any other relevant documents, for free at the SEC's web site and copies of our reports, proxy statements and other information regarding us filed with the SEC are available free from us. Requests for documents relating to us should be directed to JDS Uniphase Corporation, 163 Baypointe Parkway, San Jose, California, 95134 Attention: Investor Relations
(408) 434-1800. Requests for documents relating to SDL, Inc. should be directed to SDL, Inc., 80 Rose Orchard Way, San Jose, California 95134 Attention:
Investor Relations (408) 943-4343.


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